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                                  EXHIBIT 10.6



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made as of the 26th day of June, 1996 (this "Agreement") between Exsorbet Industries, Inc., an Idaho corporation ("the Company"), Larco Environmental Services, Inc. ("Larco") and Marilyn Woodcock ("Employee").

         WHEREAS, Larco is a wholly owned subsidiary of the Company; and

         WHEREAS, Larco desires to employ Employee to serve as a technical consultant and to perform various functions and duties related thereto; and

         WHEREAS, the Company desires to employ Employee to serve as a business manager for its emergency response sector and to perform various functions and duties related thereto and to perform various functions and duties for Larco; and

         WHEREAS, Employee desires to be employed by the Company and Larco upon the terms and conditions stated herein;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company, Larco and Employee agree as follows:

         1. Definition of Employer. As used herein, the term "Employer," shall collectively refer to Exsorbet Industries, Inc., an Idaho corporation, and Larco Environmental Services, Inc., a Louisiana corporation, or the successor corporations of both such corporations. Any obligations imposed upon the employer herein shall be jointly and severally imposed upon both the Company and Larco. However, the Company shall be vested with total discretion in determining whether the obligations shall be met by the Company or Larco, provided that the obligations of the Employer shall be fully met.

         2. Employment. The Employer agrees to employ Employee for a period of five years beginning as of the date of hereof. Employee agrees to be employed by the Employer for such period of time. Employee will observe all policies and procedures of the Company and Larco as are applicable to similarly situated management employees and conduct herself in accordance with all lawful directions from the Employer. Employee shall use her best efforts in the performance of the duties of this employment as designated by the Employer and shall, at all times, conduct herself so as to reflect favorably upon the Employer. After the expiration of four years, this Agreement shall automatically renew for an additional five year period unless written notice of the intent not to renew is given, in writing, by either party prior to the expiration of such four year period.





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         3.      Company Benefits.  Employee will be the beneficiary of and permitted to participate in all of the Employer's standard benefit plans which are from time to time and made available to similarly situated management level employees. Such benefits may, from time to time, be changed or modified, provided that such modification is applicable to all similarly situated management level employees. The provisions of all benefit plans of the Employer shall conform to the provisions of the Employment Retirement Income Security Act ("ERISA").

         4. Specific Benefits. Employer benefits shall specifically provide for:

         (a) a reasonable period of annual vacation leave to be determined by the President of the Company;

         (b) paid holiday leave on any holiday which the regularly employed, full-time employees of the Company, receive payment without being present on a national holiday; and

         (c) all other benefit plans presently or hereafter available to similarly situated management level employees of the Company.

         5. Duties. Employee shall perform such duties and functions and shall have such responsibilities as shall reasonably be designated by the Employer from time to time, provided that such duties are generally consistent with the duties of Employee specified below. All duties imposed by the Company will be imposed in good faith. Such duties shall include the following:

         (a) business manager of emergency response and industrial services sector of the Company; (b) performing various duties for Larco; (c) such other duties as are directed by the president or Board of Directors of the Company; and (d) performing such duties as are reasonably imposed by the Employer in connection with the duties identified above.

         6. Compensation. The Employer, or one of them, shall pay Employee an annual salary of $60,000.00 beginning on the date of execution of this Agreement, to be paid in bi-weekly installments. Such amount shall increase annually by the cost of living adjustment (COLA), as determined by the Company's accountants, but such amount shall not be less than five percent (5%) annually. The Employer may change the frequency with which payment of compensation occurs but such frequency shall never be less than one time per month. Additionally, the Employer shall provide Employee a car or automobile allowance in the sum of $500.00 per month. Such amount shall be reported on Employee's Form W-2 reported to the Internal Revenue Service.

         7. Hours. The Employer recognizes that the work hours of Employee will be varied due to demands imposed by Employee's position, the industry, various subsidiaries, stockholders and stock brokers, legal and regulatory requirements, public relations, asset acquisition, and other factors.




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Therefore, a strict hourly work schedule would be impractical and unfeasible.
Employee is expected to perform her duties in a reasonable and timely fashion. If, at any time, the Employer determines that the hours being maintained by Employee are unreasonable, the Company shall provide written notice to Employee along with a request for a specific work schedule consisting of approximately forty (40) hours per week to be performed between Monday and Friday of each week, during normal business hours.

         8. Bonus Plan. Employee shall be eligible to participate in the 1995 employee incentive plan of Exsorbet Industries, Inc. All benefits received from such plan shall be determined, in good faith, by a compensation committee appointed by the Board of Directors of Exsorbet Industries, Inc. All bonus from such plan are provided in options to acquire stock of Exsorbet Industries, Inc. which are restricted pursuant to the terms of the plan and the requirements of law.

         9. Employee Incentive. As an inducement to Employee to enter this Agreement, Employee shall be granted options to acquire stock of Exsorbet Industries, Inc. pursuant to the 1995 employee incentive plan, all of which is restricted pursuant to Rule 144 of the United States Securities and Exchange
Commission.   Employee shall be given an option to immediately acquire 100,000 shares of stock of Exsorbet Industries, Inc. at $0.25 per share, with no charge for any fees, brokerage charges, or other charges. Employee shall be given an additional option to acquire 100,000 additional shares of stock of Exsorbet Industries, Inc. at $0.25 per share, with no charge for any fees, brokerage charges, or other charges, exercisable on and after June 26, 1997. Employee shall be given an additional option to acquire 100,000 additional shares of stock of Exsorbet Industries, Inc. at $0.25 per share, with no charge for any fees, brokerage charges, or other charges, exercisable on and after June 26, 1998. All stock options shall be subject to all benefits available in the 1995 employee incentive plan, including that the options shall be exercisable for up to ten years contingent upon the continued employment of Employee and that all options shall be exercisable for a minimum period of 90 days following the termination of employment by Employee. Furthermore, the Company has represented that the stock options are not immediately subject to income tax to the Employee, that the stock itself issued upon exercise of the options is not immediately subject to income tax to the Employee, and that the stock is not subject to any form of tax to the Employee until a sale of the stock occurs. The Company will indemnify Employee for any tax liability of the Employee which results prior to sale of the stock. However, Employee will reimburse the Company for any tax savings which result to the Employee at the time of sale of the stock which directly result from the Company's prior indemnification, if any, under the terms of this paragraph.

         10. Indemnification and Liability Insurance. As a condition precedent to Employee becoming an officer of the Company, the Company will provide officers and directors liability insurance (to be provided within seven days from the date of this Agreement) insuring Employee with reasonable limits of liability against liability resulting from the actions taken by Employee, from Employee's performing of duties, or from Employee's failure to take action provided that such insurance shall not provide coverage against intentional misconduct. Furthermore, the Company





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agrees to indemnify Employee for any liability imposed upon Employee resulting from the actions taken by Employee, from Employee's performing of duties, or from Employee's failure to take action provided that such indemnification shall not be provided against intentional misconduct.

         11.     Reimbursement of Expenses.    During the term of this
Agreement, the Company will reimburse Employee for all authorized, ordinary and necessary expenses incurred by him in connection with the business of the Company. Reimbursement of such expenses shall be paid monthly, upon submission by Employee to the Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any expenditures.

         12. Noncompetition and Nondisclosure. Employee acknowledges that the Employer has or will provide confidential information and trade secrets about its business, sales policies, and manufacturing methods. Employee understands that the nature of the business is such that the relationship between the Employer and its customers is maintained through close personal contact with the Employer's employees. Therefore, Employee agrees that during the period of his employment, Employee will not compete in any way with the Company or Larco. For a period of two years following the termination of Employee's employment, Employee will not solicit any clients or customers of the Company or Larco, as of the date of the termination of employment, to do business with any competitor of the Company or Larco.

         13. Divulging Confidential Information. Employee also agrees that during the period of his employment and for two years thereafter she will not use, give, or divulge to any person anywhere who is not an authorized employee of the Employer, any trade secrets, list of customers, price lists, or other specialized information which Employee learned while with the Employer.

         14. Inducing Other Employees. Employee agrees that for a period of two years after the termination of her employment with the Employer, she will not:

         (a) induce or attempt to induce any employee to terminate employment with the Employer or any subsidiary of Exsorbet Industries, Inc.;

         (b) interfere with or disrupt Employer's relationship with other employees; or

         (c) solicit, entice, take away, or employ any person employed with the Employer or any subsidiary of Exsorbet Industries, Inc.

Provided however, the provisions of this paragraph shall have no effect with respect to good faith actions taken by Employee as a management level employee, officer, or director of the Employer. Such provisions shall not be construed as limiting the right and obligation of Employee to make decisions and take actions with respect to employees under her supervision.





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         15.     Termination.  This employment agreement may be terminated at any time:

         (a)     by Employee's death;

         (b) by disability (physical or mental) of the Employee rendering Employee unable to perform a substantial portion of her duties as set forth in section 6, above;

         (c)     mutual consent of all parties, in writing; or

         (d)     by the Company for due cause as defined below.

         The term "due cause" for purposes of this Section shall be defined as
(a) intentional or reckless misrepresentation by Employee to the Employer's customers or potential customers of the Company's ability to provide its products or services; (b) a criminally wrongful act or acts, committed with the intent to violate the law, by Employee which results in a material and direct financial loss to the Employer or any subsidiary of Exsorbet Industries, Inc.;
(c) conviction of Employee of a felony crime; or (d) repeated failure by Employee to comply with the material provisions of this Agreement or reasonably imposed material policies of the Employer following written notice from the Company or Larco of future action demanded by the Employee.

         16. Waiver. Failure of any party to exercise any rights under this Agreement, or to insist on full performance of all obligations hereunder shall not be construed as waiving any such rights.

         17. Entire Agreement. This Agreement is the entire agreement between the parties. Employee agrees that no other promises or inducements have been made to him unless contained in writing, attached hereto or incorporated herein by reference. This Agreement shall be binding upon the parties, their successors and assigns. This Agreement may not be modified unless such modification is made in writing and signed by all parties.

         18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not effect the validity or enforceability of the other provisions.

         19. Headings. Titles of the paragraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Agreement.

         20. No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties. Provided, however, that any rights which might accrue to the benefit of the Employee herein shall accrue to the benefit of the Employees heirs or estate.





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         21.     Binding Effect.  This agreement shall be binding upon the
parties, their successors and assigns. It is specifically understood that all rights, duties, and obligations of the Company and/or Larco shall bind and inure to the benefit of any successor corporations.

         22. Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

         23. Governing Law. This Agreement shall be construed in accordance with the laws and statutes of the State of Louisiana without regard to any applicable principles of conflicts of law.

         24. Attorney's Fees. In the event of litigation resulting under the terms of this Agreement, the prevailing party shall be entitled to recover her reasonably incurred attorney's fees and costs of suit, in addition to any other relief awarded to such party.





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         IN WITNESS WHEREOF, the undersigned have executed and delivered this
Agreement on the date first written.

                                        EXSORBET INDUSTRIES, INC.,
                                        an Idaho corporation


                                        By: /s/ Dr. Edward L. Schrader
                                            -----------------------------------
                                             Authorized Officer



                                        LARCO ENVIRONMENTAL SERVICES, INC.,
                                        a Louisiana corporation


                                        By: /s/ Dr. Edward L. Schrader
                                            -----------------------------------
                                             Authorized Officer



                                        EMPLOYEE:


                                         /s/ Marilyn Woodcock
                                        ---------------------------------------
                                        Marilyn Woodcock





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